Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Innodata Isogen, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Innodata Isogen, Inc. on Forms S-8 (File No. 33-85530, effective October 21, 1994, File No. 333-3464, effective April 18, 1996, File No. 33-63085, effective September 9, 1998, File No. 333-82185, effective July 2, 1999, and File No. 333-118506, effective August 24, 2004) and on Forms S-3 (File No. 33-62012, effective April 11, 1996, File No. 333-91649, effective November 24, 1999 and File No. 333-51400, effective December 7, 2000).

/s/ GRANT THORNTON LLP

Edison, New Jersey
March 9, 2010